TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

(the "Act")

# AMENDED AND RESTATED

# MEMORANDUM OF ASSOCIATION

# OF

# CHINA CABLECOM HOLDINGS, LTD.

## NAME

1 The name of the Company is China Cablecom Holdings, Ltd.

## COMPANY LIMITED BY SHARES

2 The Company is a company limited by shares. The liability of each member is limited to the amount from time to time unpaid on such member's shares.

## REGISTERED OFFICE

3 The first registered office of the Company will be situated at the office of the registered agent which is Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands or such other place as the directors or members may from time to time decide, being the office of the registered agent.

## REGISTERED AGENT

4 The first registered agent of the Company will be Maples Finance BVI Limited of Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands or such other registered agent as the directors or members may decide from time to time.

## GENERAL OBJECTS AND POWERS

5 Subject to Regulation 6 below the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the BVI Business Companies Act, 2004 or as the same may be revised from time to time, or any other law of the British Virgin Islands.

## LIMITATIONS ON THE COMPANY'S BUSINESS

6 For the purposes of section 9(4) of the Act the Company has no power to:

(a) carry on banking or trust business, unless it is licensed under the Banks and Trust Companies Act, 1990;

(b) carry on business as an insurance or as a reinsurance company, insurance agent or insurance broker, unless it is licensed under an enactment authorising it to carry on that business;

(c) carry on the business of company management unless it is licensed under the Companies Management Act, 1990;

(d) carry on the business of providing the registered office or the registered agent for companies incorporated in the British Virgin Islands; or

(e) carry on the business as a mutual fund, mutual fund manager or mutual fund administrator unless it is licensed under the Mutual Funds Act, 1996.

## MAXIMUM NUMBER OF AUTHORISED SHARES

7 (a) The Company is authorised to issue a maximum of 250,000,000 shares of the following classes with a par value of US$0.0005 each:

(i) 155,000,000 ordinary shares (**"Ordinary Shares"**);

(ii) 70,000,000 Series A preferred shares (**"Series A Preferred Shares"**); and

(iii) 25,000,000 Series B preferred shares (**"Series B Preferred Shares"**).

(b) The shares in the Company shall be issued in the currency of the United States of America.

## RIGHTS AND RESTRICTIONS CONFERRED BY SHARES

8 The rights and restrictions attaching to the various classes of shares are as follows:

8.1 Each Ordinary Share in the Company confers on the holder:

(a) the right to one vote at a meeting of the members of the Company or on any resolution of the members of the Company;

(b) the right to an equal share in any dividend paid by the Company in accordance with the Act; and

(c) the right to an equal share in the distribution of the surplus assets of the Company, subject to the Series A Liquidation Preference and the Series B Liquidation Preference.

8.2 Each Series A Preferred Share in the Company confers on the holder:

(a) no right to vote at any meeting of the members of the Company or on any resolution of the members of the Company;

(b) the right to an equal share, on an as converted basis, in any dividend paid by the Company to holders of Ordinary Shares in accordance with the Act;

(c) the right to a preference (the "**Series A Liquidation Preference**"), pro rata to the holders of the Series A Preferred Shares, over the holders of the Ordinary Shares Shares (but subject to the Series B Liquidation Preference) in the distribution of the surplus assets of the Company in the event of the liquidation, winding up or dissolution of the Company, in an amount up to an aggregate amount equal to the number of issued and outstanding Series A Preferred Shares multiplied by the closing price of the Ordinary Shares on the Nasdaq Capital Market on 7 October 2009; and

(d) the right to convert into Ordinary Shares some or all of the Series A Preferred Shares held by such holder at such holder's option, at any time at a ratio of one Ordinary Share for each Class A Preferred Share, subject to the adjustments set forth in Clause 8.4 of this Memorandum, in accordance with Clause 9 of this Memorandum.

8.3 Each Series B Preferred Share in the Company confers on the holder:

(a) no right to vote at any meeting of the members of the Company or on any resolution of the members of the Company;

(b) the right to an equal share, on an as converted basis, in any dividend paid by the Company to holders of Ordinary Shares in accordance with the Act;

(c) the right to a preference (the "**Series B Liquidation Preference**"), pro rata to the holders of the Series B Preferred Shares, over the holders of the Ordinary Shares Shares and holders of the Series A Preferred Shares, in the distribution of the surplus assets of the Company in the event of the liquidation, winding up or dissolution of the Company, in an amount up to an aggregate amount equal to the number of issued and outstanding Series B Preferred Shares multiplied by the closing price of the Ordinary Shares on the Nasdaq Capital Market on 7 October 2009; and

(d) the right to convert into Ordinary Shares some or all of the Series B Preferred Shares held by such holder at such holder's option, at any time at a ratio of one Ordinary Share for each Class B Preferred Share, subject to the adjustments set forth in Clause 8.4 of this Memorandum, in accordance with Clause 9 of this Memorandum.

8.4 The conversion ratio of Series A Preferred Shares or Series B Preferred Shares ("**Preferred Shares**") into Ordinary Shares shall be subject to appropriate adjustment from time to time in case the Company shall at any time (i) split or subdivide the

outstanding Ordinary Shares, (ii) combine the outstanding Ordinary Shares into a smaller number of shares, or (iii) issue by reclassification of its Ordinary Shares any shares or other securities of the Company, then in each such event the conversion ratio shall be adjusted proportionately so that the member shall be entitled to receive the kind and number of shares or other securities of the Company which such member would have owned or have been entitled to receive after the happening of any of the events described above had such Preferred Shares been converted immediately prior to the happening of such event (or any record date with respect thereto). Such adjustment shall be made whenever any of the events listed above shall occur. An adjustment made to the conversion ratio pursuant to this paragraph shall become effective immediately after the effective date of the event.

8.5 The Series A Liquidation Preference and Series B Liquidation Preference (the "**Liquidation Preferences**") shall be subject to appropriate adjustment from time to time in case the Company shall at any time (i) split or subdivide the outstanding Ordinary Shares, or (ii) combine the outstanding Ordinary Shares into a smaller number of shares, then in each such event the Liquidation Preferences shall be adjusted by multiplying such Liquidation Preferences by a fraction, the numerator of which is the number of Ordinary Shares a member holding Ordinary Shares after the happening of any of the events described above and the denominator of which is the number of Ordinary Shares such member held immediately prior to the happening of such event (or any record date with respect thereto). Such adjustment shall be made whenever any of the events listed above shall occur. An adjustment made to the Liquidation Preference pursuant to this paragraph shall become effective immediately after the effective date of the event.

8.6 No shares in the Company shall be issued that have a liquidation preference that is senior to the Series B Liquidation Preference without the consent in writing of the holders of a majority of the issued Series B Preferred Shares or (subject only to the Series B Liquidation Preference) the Series A Liquidation Preference without the consent in writing of the holders of a majority of the issued Series A Shares.

## 9 CONVERSION OF PREFERRED SHARES

9.1 A holder of Preferred Shares will give notice of its decision to exercise its right to convert its Preferred Shares by telecopying, or otherwise delivering a completed notice in the form required by the Company ("**Notice of Conversion**") to the Company via confirmed telecopier transmission or as otherwise agreed between the member and the Company. Such member will not be required to surrender the Preferred Shares until all such member's Preferred Shares have been converted. Each date on which a Notice of Conversion is telecopied to the Company in accordance with the provisions hereof by 5 PM Eastern Time ("**ET**") (or if received by the Company after 5 PM ET then the next business day) shall be deemed a "**Conversion Date.**" The Company will, or will cause the Company's transfer agent to, transmit the Ordinary Share certificates representing the Ordinary Shares issuable upon conversion of the Preferred Shares ("**the Conversion Shares**") to such member via express courier for receipt by such member within three (3)

business days after the Notice of Conversion is given by the member (such third day being the "**Delivery Date**"). In the event the Conversion Shares are electronically transferable and the Conversion Shares are freely transferable under the United States Securities Act of 1933, as amended, then delivery of the Conversion Shares must be made by electronic transfer provided request for such electronic transfer has been made by the member. In the event fewer than all of a member's Preferred Shares have been converted, a replacement Preferred Share certificate will be provided by the Company to such member if requested by member, provided such member delivers the original Preferred Share certificate to the Company. In the event that a member elects not to or is unable to surrender its original Preferred Share certificate to the Company for reissuance upon conversion of any Preferred Shares, such member hereby indemnifies the Company against any and all loss or damages attributable to a third party claim attributable to such Preferred Share certificate.

9.2 In the event a member shall elect to convert Preferred Shares, the Company may not refuse conversion for any reason unless an injunction from a court, on notice, restraining and or enjoining conversion of all or part of such Preferred Shares shall have been sought and obtained by the Company, and the Company has posted a surety bond for the benefit of such member in the amount of 100% of the aggregate Attributed Value of the Conversion Shares issuable upon conversion of the Preferred Shares, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such member to the extent member obtains judgment in member's favor. The "**Attributed Value**" of an Ordinary Share issuable upon conversion of the Preferred Shares shall be equal to the lower of (i) the closing price of the Ordinary Shares on the primary trading market for such Ordinary Shares (the "**Primary Market**") on trading day immediately preceding the date of determination, and (ii) the average of the closing prices on the Primary Market on the ten trading days immediately preceding such date.

9.3 In addition to any other rights available to a member, if the Company fails to deliver to a member such Conversion Shares issuable upon conversion of Preferred Shares by the Delivery Date and if after the Delivery Date such member or a broker on such member's behalf purchases (in an open market transaction or otherwise) Ordinary Shares to deliver in satisfaction of a sale by such member of the Ordinary Shares which such member was entitled to receive upon such conversion (a "**Buy-In**"), then the Company shall promptly pay in cash to such member (in addition to any remedies available to or elected by the member) the amount by which (A) such member's total purchase price (including brokerage commissions, if any) for the Ordinary Shares so purchased exceeds (B) the aggregate Attributed Value of the Conversion Shares issuable upon conversion of the Preferred Shares for which such conversion was not timely honoured together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). For example, if a member purchases Ordinary Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 of Attributed Value of the Conversion Shares issuable upon conversion of

Preferred Shares, the Company shall be required to pay such member $1,000 plus interest. Such member shall provide the Company written notice and evidence indicating the amounts payable to such member in respect of the Buy-In.

9.4 A member shall not be entitled to convert on a Conversion Date that amount of Preferred Shares, nor may the Company make any payment including principal, interest, or liquidated or other damages by delivery of Conversion Shares in connection with that number of Conversion Shares, which would be in excess of the sum of (i) the number of shares of Ordinary Shares beneficially owned by member and its Affiliates on a Conversion Date or payment date, and (ii) the number of Conversion Shares issuable upon the conversion of Preferred Shares with respect to which the determination of this provision is being made on a calculation date, which would result in beneficial ownership by member and its Affiliates of more than 4.99% of the issued and outstanding Ordinary Shares of the Company on such Conversion Date. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Unites States Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder. Subject to the foregoing, the member shall not be limited to aggregate conversions of only 4.99% and aggregate conversions by the member may exceed 4.99%. The member may increase the permitted beneficial ownership amount up to 9.99% upon and effective after 61 days prior written notice to the Company. A member may allocate which of the equity of the Company deemed beneficially owned by member shall be included in the 4.99% amount described above and which shall be allocated to the excess above 4.99%. In this Memorandum, an "**Affiliate**" of any person or entity means any other person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such person or entity and Subsidiaries (as defined below). For purposes of this definition:

(a) "**control**" means the power to direct the management and policies of such person or firm, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and

(b) "**Subsidiary**" means, with respect to any entity at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture, variable interest entity or other business entity of which more than 30% of (i) the issued and outstanding shares or capital stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such entity, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture, variable interest entity or other entity, the beneficial interest in such trust, estate, association or other business entity is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such entity.

**REGISTERED SHARES ONLY**

10 Shares in the Company may only be issued as registered shares and the Company is not authorised to issue bearer shares. Registered shares may not be exchanged for bearer shares or converted to bearer shares.

**AMENDMENTS**

11 Subject to the provisions of the Act, the directors or members may from time to time amend the Memorandum or Articles by resolution of directors or resolution of members. The directors shall give notice of such resolution to the registered agent of the Company, for the registered agent to file with the Registrar a notice of the amendment to the Memorandum or Articles, or a restated memorandum and articles of association incorporating the amendment(s) made, and any such amendment to the Memorandum or Articles will take effect from the date of the registration by the Registrar of the notice of amendment or restated memorandum and articles of association incorporating the amendment(s) made.

12 The directors shall not have the power to amend the Memorandum or Articles:

12.1.1 to restrict the rights or powers of the members to amend the Memorandum or Articles;

12.1.2 to change the percentage of members required to pass a resolution to amend the Memorandum or Articles; or

12.1.3 in circumstances where the Memorandum or Articles cannot be amended by the members.

12.1.4 A change of registered office or registered agent shall not constitute an amendment of the Memorandum or Articles.

12.1.5 An amendment to the Memorandum or Articles which would have the effect of varying the rights of the holders of a class of shares may only be made in accordance with the provisions of the Memorandum and Articles relating to the variation of class rights.

We, Maples Finance BVI Limited of Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 25th day of October, 2007.

Incorporator

Sgd. Sulin J. Smith

_______________________________

Sulin J. Smith
Authorised Signatory
Maples Finance BVI Limited